Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MEMC Electronic Materials, Inc.:

We consent to the use of our reports dated February 26, 2007, with respect to the consolidated balance sheets of MEMC Electronic Materials, Inc. and subsidiaries (the Company) as of December 31, 2006 and 2005 and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006; management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference.

As discussed in note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment, effective January 1, 2006. Also, as discussed in note 2 to the consolidated financial statements, the Company adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, effective December 31, 2006, and the Company changed its method of quantifying errors in 2006.

/s/ KPMG LLP

St. Louis, Missouri

May 9, 2007